Exhibit 99.1
News

Investor Contact:
Peggy Reilly Tharp, Caleres
(314) 854-4134, ptharp@caleres.com
Media Contact:
Kelly Malone, Caleres
(314) 854-4093, kmalone@caleres.com

Caleres Announces Acquisition of Allen Edmonds

ST. LOUIS - December 13, 2016 - Caleres (NYSE: CAL, caleres.com), a diverse portfolio of global footwear brands, today announced it has acquired Allen Edmonds from Brentwood Associates for $255 million, subject to certain adjustments. The acquisition of Allen Edmonds, a U.S.-based maker of men’s premium handcrafted leather footwear and accessories, will allow Caleres to expand its Brand Portfolio and firmly positions the company in men’s footwear.

“The addition of Allen Edmonds to the Caleres Brand Portfolio allows us to rapidly increase our exposure in men’s footwear, solidifying a new revenue stream to drive overall growth," said Diane Sullivan, CEO, president and chairman of Caleres. “Allen Edmonds is a strong brand operating with a proven business model and we feel it is well-positioned for growth. Not only does Allen Edmonds have brand equity and a loyal customer base, its appeal extends beyond this base to yet untapped consumers. We think we’ve acquired one of the great gems in men’s footwear.”

“With nearly a century of heritage and innovation, Allen Edmonds is an ideal fit for Caleres,” said Paul Grangaard, president and CEO of Allen Edmonds. “As part of the company’s Brand Portfolio, we’ll be sharing our men’s footwear knowledge and expertise, while simultaneously benefitting from the brand development, materials sourcing, product development and design capabilities inherent in a much larger footwear organization.”

Caleres welcomes Allen Edmonds to its roster of men’s footwear, including George Brown Bilt, Vince and Dr. Scholl’s Shoes.

The acquisition of Allen Edmonds is being funded through existing cash and the company’s revolving credit agreement. The company will provide more details regarding the acquisition during its fourth quarter 2016 earnings conference call. Wells Fargo Securities acted as the exclusive financial advisor to Caleres in connection with the acquisition.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These risks include (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) rapidly changing fashion trends and purchasing patterns; (iii) intense competition within the footwear industry; (iv) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (v) the ability to accurately forecast sales and manage inventory levels; (vi) cybersecurity threats or other major disruption to the Company’s information technology systems; (vii) customer concentration and increased consolidation in the retail industry; (viii) a disruption in the Company’s distribution centers; (ix)  the ability to recruit and retain senior management and other key associates; (x) foreign currency fluctuations;  (xi) compliance with applicable laws and standards with respect to labor, trade and product safety issues; (xii) the ability to secure/exit leases on favorable terms; (xiii) the ability to maintain relationships with current suppliers;  (xiv) the ability to attract, retain, and maintain good relationships with licensors and protect intellectual property rights; and (xv) changes to federal overtime regulations could increase the Company’s payroll costs. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended January 30, 2016, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Caleres
Caleres is a diverse portfolio of global footwear brands, which fit people’s lives:  Family, Healthy Living and Contemporary Fashion. Our products are available virtually everywhere - in the over 1,200 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites. Famous Footwear and Famous.com serve as our Family brands. Our Contemporary Fashion brands include Sam Edelman, Franco Sarto, Vince, Via Spiga, George Brown Bilt, Diane von Furstenberg, Fergie Footwear and Carlos Santana. Naturalizer, Dr. Scholl's, LifeStride, Bzees and Rykä represent our Healthy Living brands. Combined, these brands help make Caleres a company with both a legacy and a mission. Our legacy is our more than 130-years of craftsmanship, our passion for fit and our business savvy, while our mission is to continue to inspire people to feel good…feet first. Visit caleres.com to learn more about us.

About Allen Edmonds
Founded in 1922, Allen Edmonds Corporation is a U.S.-based retailer of premium men’s footwear, apparel, leather goods and accessories with a focus on American manufacturing. Allen Edmonds’ famous Goodyear welted shoes are handcrafted in Port Washington, Wis. using a 212-step production process. Consistent with the company’s heritage, Allen Edmonds remains committed to providing excellent products at exceptional value for style and quality conscious men worldwide. By partnering selectively with like-minded U.S. manufacturers, the company’s offering includes men’s clothing and accessory needs from head to toe. Allen Edmonds products are available at premier stores worldwide, including 70 company-owned Allen Edmonds stores across the United States, and online at AllenEdmonds.com.

About Brentwood Associates
Brentwood Associates is a leading consumer-focused private equity investment firm with a 30-year history of investing in leading middle-market growth companies. Brentwood focuses on investments in growing businesses where it is able to leverage its extensive experience in areas such as: branded consumer products; multi-location strategies; direct-to-customer marketing, including direct mail and e-commerce; niche brands with specialty distribution; education; and business services.  Since 1984, Brentwood's dedicated private equity team has invested in over 50 portfolio companies with an aggregate transaction value of over $6 billion. With significant experience in both investing and brand building, Brentwood is a value-added partner with entrepreneurs and senior management teams building world-class companies. For more information about Brentwood, please visit www.brentwood.com.